Exhibit 99.1

   EPL Announces Second Quarter 2003 Results, Continued Record High
    Production Volumes and Exploratory Success at East Cameron 161


    NEW ORLEANS--(BUSINESS WIRE)--Aug. 7, 2003--Energy Partners, Ltd. ("EPL") (NYSE: EPL) announced today net income available to common stockholders for the second quarter of 2003 of $6.6 million, or $0.21 per diluted share. In the same period a year ago, the Company reported a loss available to common stockholders of $421,000 or $0.02 per diluted share.
    EPL's second quarter 2003 cash flows from operating activities totaled $36.1 million as compared to cash flows of $4.9 million in the same quarter of 2002. Second quarter 2003 discretionary cash flow, which is cash flows from operating activities before changes in working capital and before total exploration expenditures, totaled $36.1 million as compared to $18.9 million in the same quarter of 2002 (see reconciliation of discretionary cash flow schedule in the tables).
    The Company said second quarter 2003 results benefited from record high production volumes and significantly higher oil and natural gas prices. Partially offsetting these benefits were higher costs and expenses, which were up largely as a result of increased production and higher exploratory activity levels.
    In the second quarter of 2003, natural gas sales volumes rose 30% to a record high 73.6 million cubic feet of natural gas ("Mmcf") per day from 56.6 Mmcf per day in the same period a year ago. Crude oil production averaged 7,483 barrels per day compared with 9,067 barrels per day in 2002's second quarter. Total production on a barrel of oil equivalent ("Boe") basis rose 7% to a record high 19,751 Boe per day, up from 18,492 Boe per day in the same period last year.
    Realized natural gas prices rose 62% to $5.36 per thousand cubic feet of natural gas ("Mcf") net of hedging in 2003's second quarter from $3.31 per Mcf in the same quarter of 2002. Realized oil prices rose 12% to $26.84 per barrel net of hedging in the second quarter of 2003 from $23.90 per barrel in the same period a year ago.
    Richard A. Bachmann, EPL's Founder, Chairman, President and Chief Executive Officer, commented, "Increasing production volumes from our successful drilling program combined with very attractive commodity prices yielded strong financial results in the second quarter. In addition, our cash operating costs were kept within our target ranges even as we ramped up our drilling and development programs. We are well on our way to generating record cash flow in 2003, and we are working diligently to re-deploy that cash flow in growing the Company."
    For the six months ended June 30, 2003, EPL's net income available to common stockholders totaled $19.9 million, or $0.63 per diluted share. Net income in the period included an after-tax benefit of $2.3 million, or $0.06 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations" which was effective January 1, 2003. In the same period a year ago, EPL reported a loss available to common stockholders of $7.0 million, or $0.25 per diluted share. The 2002 period included a charge of $1.2 million for expenses relating to the rationalization of EPL's organization following the acquisition of Hall-Houston Oil Company. For the six months ended June 30, 2003, cash flow from operating activities was $60.9 million, compared to a negative $2.4 million in the same period of 2002. Discretionary cash flow for the six months ended June 30, 2003 and June 30, 2002 totaled $73.7 million and $28.4 million, respectively (see reconciliation of discretionary cash flow schedule in the tables). Significantly greater total production volumes and sharply higher oil and natural gas prices were the primary reasons for the increase in earnings and cash flow in 2003.
    For the first six months of 2003, natural gas sales volumes rose 31% to 71.8 Mmcf per day compared with 55.0 Mmcf per day in the same period in 2002. Crude oil production averaged 7,746 barrels per day in the first six months of 2003 compared with 8,972 barrels per day in the same period a year ago. Total production on a Boe basis rose 9% to 19,716 Boe per day from 18,131 Boe per day in the same period last year.
    In the first half of 2003, natural gas prices averaged $5.46 per Mcf net of hedging, up 79% from $3.05 per Mcf realized in the same period last year. Realized oil prices averaged $28.59 per barrel net of hedging, up 29% compared with $22.14 per barrel in the same 2002 period.
    EPL's capital expenditures totaled $32.3 million during the second quarter of 2003, nearly a four-fold increase from $6.8 million invested in the second quarter of 2002. For the first six months of 2003 capital expenditures totaled $56.7 million, up more than three-fold compared with the same period a year ago.
    As previously announced, on April 16, 2003, the Company completed a public offering of 4,210,526 primary shares and 2,585,590 secondary shares, which was priced at $9.50 per share. The over-allotment option for 1,019,417 additional secondary shares was subsequently exercised. The Company used the net proceeds of $37.6 million from the sale of primary shares to repay a portion of its outstanding credit facility. The full proceeds from the sale of secondary shares and the over-allotment option went to the selling shareholders.
    As of June 30, 2003, EPL's long-term debt totaled $78.7 million while cash and cash equivalents stood at $8.8 million. Debt represented 24% of total capitalization.
    On August 5, 2003, the Company completed an offering of $150 million of senior unsecured notes. These notes mature in 2010 and have a coupon of 8.75% paid semi-annually. The Company is using the net proceeds after commissions and expenses of $145.3 million to redeem at par the full $38.4 million of its existing 11% Senior Subordinated Notes, to reduce outstanding bank indebtedness and for general corporate purposes including acquisitions.

    Hedging Positions

    The Company further increased its hedging positions on its oil and natural gas production during the second quarter. A summary of its current hedging positions is available under the Investor Relations section at the Company's web site, www.eplweb.com.

    Operational Highlights

    During the second quarter of 2003, the Company successfully completed five of seven wells drilled. All five of the successful wells were exploratory discoveries. The Company also successfully completed nine workovers/recompletions, of which six were natural gas and three were oil. In addition, production was initiated during the quarter at West Cameron 210 and South Marsh Island 24, both of which were successful exploratory wells in the fourth quarter of 2002. Production also commenced at Eyeball, a successful exploratory well drilled at Greater Bay Marchand in the first quarter of 2003.
    The following summarizes the results of exploratory drilling during the first half of 2003:


                                              Feet
                          Well                of        EPL
                          Depth               Net   Working  Initial
          Prospect        (ft)   Well Type    Pay  Interest Production
------------------------ ------- -----------  ---- -------- ----------


Bay Marchand (Eyeball)    8,417  Oil and Gas   80       44%  May 2003
East Cameron 378         12,224      Gas       86       33%   2Q 2004

East Cameron 44          11,984   Dry Hole      -       33%         -
Brazos 495-S              7,500      Gas       24       50%   4Q 2003
South Timbalier 185       4,509      Gas       24       80%   3Q 2003
East Cameron 280          6,130      Gas       23       50%  July 2003


South Pass 24 (Glacier)  11,259  Oil and Gas   42       50%  July 2003


    On July 28, 2003, the Company initiated production from its Eugene Island 27 field, which was a 2002 exploratory discovery. The Company owns a 100% working interest in this field.
    During the second quarter, the Company was awarded the six leases on which it was high bidder during the Central Gulf of Mexico Lease Sale 185 held in March 2003. The six new leases total approximately 30,000 gross acres.
    The Company also said that it had successfully drilled the East Cameron 161 A1 sidetrack well. This exploratory well was drilled from an existing platform to a total vertical depth of 8,235 ft. and encountered approximately 50 ft. of net natural gas pay. The well is currently being completed and is expected to be onstream by the end of August. EPL is the operator and owns a 100% working interest in the well.
    Bachmann continued, "So far this year, we have successfully drilled seven of eight exploratory wells for an 88% success rate. Our strong cash flow combined with our ongoing drilling success has encouraged us to expand our capital and exploration budget for 2003. We recently announced that we intend to invest $110 million in that program, a 22% increase over the $90 million budget established at the beginning of the year. The second half of 2003 will be particularly busy, as we now plan to drill as many as 16 to 17 additional exploratory wells by year end. Furthermore, we anticipate that at current price levels we will generate additional free cash flow that will be available to fund acquisitions or for other purposes."

    Conference Call

    EPL has scheduled its quarterly earnings conference call for today, August 7, 2003 at 9:00 a.m. (Central Daylight Time) during which the Company will discuss second quarter results and provide guidance for the third quarter and balance of 2003. EPL's guidance will be available in the Investor Relations section of its web site. To participate in the conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial
(706) 634-0487. The Conference I.D. for all callers is 1679530. The conference call will also be webcast live as well as for on-demand listening at the Company's web site by accessing "Conference Call" under the Investor Relations section of its site.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.
    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.



                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except per share data)
                              (Unaudited)

                                  Three Months Ended  Six Months Ended
                                      June 30,            June 30,
                                  ------------------  ----------------
                                    2003     2002      2003     2002
                                   -------  -------   -------  -------
Revenues:
  Oil and natural gas             $54,146  $36,725  $111,100  $66,266
  Other                                73      138       356     (278)
                                   -------  -------  --------  -------
                                   54,219   36,863   111,456   65,988
                                   -------  -------  --------  -------
Costs and expenses:
  Lease operating                   9,427    8,544    17,444   17,344
  Taxes, other than on earnings     1,780    1,615     4,151    3,165
  Exploration expenditures and
   dry hole costs                   3,929    1,118     5,236    3,440
  Depreciation, depletion and
   amortization                    19,532   17,875    37,104   34,258
  General and administrative:
    Stock-based compensation          353       77       479      204
    Severance costs                     -        -         -    1,211
    Other general and
     administrative                 5,551    5,008    12,990   11,261
                                   -------  -------  --------  -------
    Total costs and expenses       40,572   34,237    77,404   70,883
                                   -------  -------  --------  -------

Income (loss) from operations      13,647    2,626    34,052   (4,895)
                                   -------  -------  --------  -------

Other income (expense):
  Interest income                      25       50        46       72
  Interest expense                 (1,608)  (1,837)   (3,429)  (3,438)
                                   -------  -------  --------  -------
                                   (1,583)  (1,787)   (3,383)  (3,366)
                                   -------  -------  --------  -------

Income (loss) before income taxes
 and cumulative effect of change
 in accounting principle           12,064      839    30,669   (8,261)
  Income taxes                     (4,500)    (393)  (11,191)   2,893
                                   -------  -------  --------  -------

Income (loss) before cumulative
 effect of change in accounting
 principle                          7,564      446    19,478   (5,368)

Cumulative effect of change in
 accounting principle,
  net of income taxes of $1,276         -        -     2,268        -
                                   -------  -------  --------  -------

Net income (loss)                   7,564      446    21,746   (5,368)

Less dividends earned on preferred
 stock and accretion of discount
 and issuance costs                  (953)    (867)   (1,808)  (1,591)
                                   -------  -------  --------  -------

Net income (loss) available to
 common stockholders              $ 6,611  $  (421) $ 19,938  $(6,959)
                                   =======  =======  ========  =======

Earnings per share:
Basic:
 Before cumulative effect of
  change in accounting principle $ 0.21 $ (0.02) $ 0.60 $ (0.25) Cumulative effect of change in
  accounting principle            $     -  $     -  $   0.08  $     -
                                   -------  -------  --------  -------
 Basic earnings (loss) per share  $  0.21  $ (0.02) $   0.68  $ (0.25)
                                   =======  =======  ========  =======

Diluted:
 Before cumulative effect of
  change in accounting principle $ 0.21 $ (0.02) $ 0.57 $ (0.25) Cumulative effect of change in
  accounting principle            $     -  $     -  $   0.06  $     -
                                   -------  -------  --------  -------
 Diluted earnings (loss) per
  share                           $  0.21  $ (0.02) $   0.63  $ (0.25)
                                   =======  =======  ========  =======

Weighted average common shares
 used in computing income (loss)
 per share:
    Basic                          31,291   27,456    29,481   27,414
    Incremental common shares       4,838        -     4,837        -
                                   -------  -------  --------  -------
    Diluted                        36,129   27,456    34,318   27,414
                                   =======  =======  ========  =======


                         ENERGY PARTNERS, LTD.
            CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)
                              (Unaudited)


                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                  -----------------  -----------------
                                   2003      2002     2003      2002
                                  -------  --------  -------  --------

Cash flows from operating
 activities:
  Net income (loss)              $ 7,564  $    446  $21,746  $ (5,368)

  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
    Cumulative effect of change
     in accounting principle,
     net of tax                        -         -   (2,268)        -
    Depreciation, depletion and
     amortization                 19,532    17,875   37,104    34,258
    Gain on sale of oil and
     natural gas assets                -         -     (207)        -
    Amortization of deferred
     revenue                           -    (1,067)       -    (1,935)
    Stock-based compensation         353        77      479       204
    Deferred income taxes          4,501       393   11,192    (2,893)
    Exploration expenditures       2,697        12    3,008     1,840
    Non-cash effect of
     derivative instruments            -         -        -       514
    Amortization of deferred
     financing costs                 119       100      205       159
    Other                            139         -      189         -
                                  -------  --------  -------  --------

                                  34,905    17,836   71,448    26,779
  Changes in operating assets
   and liabilities, net of
   acquisition in 2002:
    Trade accounts receivable     11,858       835   (8,850)   (1,584)
    Prepaid expenses              (1,341)   (1,266)    (638)     (604)
    Other assets                    (756)     (797)  (1,354)   (1,308)
    Accounts payable and accrued
     expenses                     (8,558)  (10,666)     438   (24,609)
    Other liabilities                 26    (1,079)    (118)   (1,048)
                                  -------  --------  -------  --------

Net cash provided by (used in)
 operating activities            $36,134  $  4,863  $60,926  $ (2,374)
                                  =======  ========  =======  ========

Reconciliation of discretionary
 cash flow
    Net cash provided by (used
     in) operating activities     36,134     4,863   60,926    (2,374)
    Changes in working capital    (1,229)   12,973   10,522    29,153
    Non-cash exploration
     expenditures                 (2,697)      (12)  (3,008)   (1,840)
    Total exploration
     expenditures                  3,929     1,118    5,236     3,440
                                  -------  --------  -------  --------
Discretionary cash flow          $36,137  $ 18,942  $73,676  $ 28,379
                                  =======  ========  =======  ========

 The table above reconciles discretionary cash flow to net cash provided by (used in) operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research anaylsts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.


                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)


                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ -----------------
                                    2003     2002     2003     2002
                                  -------  -------  --------  -------

PRODUCTION AND PRICING
----------------------
Net Production (per day):
  Oil (Bbls)                       7,483    9,067     7,746    8,972
  Natural gas (Mcf)               73,607   56,550    71,817   54,956
   Total (Boe)                    19,751   18,492    19,716   18,131
Oil and Natural Gas Revenues
 (in thousands):
  Oil                            $18,274  $19,717  $ 40,077  $35,955
  Natural gas                     35,872   17,008    71,023   30,311
   Total                          54,146   36,725   111,100   66,266
Average Sales Prices (1):
  Oil (per Bbl)                  $ 26.84  $ 23.90  $  28.59  $ 22.14
  Natural gas (per Mcf)             5.36     3.31      5.46     3.05
   Average (per Boe)               30.13    21.82     31.13    20.19

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
  Lease operating expense        $  5.24  $  5.08  $   4.89  $  5.29
  Taxes, other than on earnings     0.99     0.96      1.16     0.96
  Depreciation, depletion and
   amortization                    10.87    10.62     10.40    10.44


(1) Prices are net of hedging transactions which had the following impact:

     - Reduced natural gas price realizations by $0.12 and $0.22 per Mcf in the second quarter 2003 and 2002, respectively;

     - Reduced oil price realizations by $0.73 and $0.36 per barrel for the second quarter of 2003 and 2002 respectively;

     - Reduced natural gas price realizations by $0.50 per Mcf for the first half of 2003 and increased natural gas price realizations by $0.02 per Mcf for the first half of 2002; and

     - Reduced oil price realizations by $1.61 per barrel and $0.18 per barrel for the first half of 2003 and 2002, respectively.


                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)


                                                   June 30,   Dec. 31,
                                                     2003       2002
                                                   --------- ---------
                                                  (Unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents                       $   8,796 $     116
  Trade accounts receivable -- net of allowance
   for doubtful accounts of $1,351 in
   2003 and 2002                                     34,674    25,824
  Deferred tax asset                                  1,530     1,221
  Prepaid expenses                                    2,506     1,868
                                                   --------- ---------
     Total current assets                            47,506    29,029

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties                 552,283   471,840
Less accumulated depreciation, depletion and
 amortization                                      (165,177) (121,034)
                                                   --------- ---------
     Net property and equipment                     387,106   350,806

Other assets                                          4,817     3,463
Deferred financing costs -- net of accumulated
 amortization of $2,570 in 2003 and
 $2,365 in 2002                                         728       922
                                                   --------- ---------
                                                  $ 440,157 $ 384,220
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                                $  14,057 $   8,869
  Accrued expenses                                   32,372    43,533
  Fair value of commodity derivative instruments      4,250     3,392
  Current maturities of long-term debt                   96        92
                                                   --------- ---------
     Total current liabilities                       50,775    55,886

Long-term debt                                       78,638   103,687
Deferred income taxes                                21,501     9,033
Other                                                39,037    23,692
                                                   --------- ---------
                                                    189,951   192,298

Stockholders' equity:
  Preferred stock, $1 par value, authorized
  1,700,000 shares; 372,654 issued and outstanding;
  aggregate liquidation value $37,265,382            34,902    35,359
  Common stock, par value $0.01 per share.
   Authorized 50,000,000 shares; issued and
   outstanding: 2003 - 32,034,811 shares;
   2002 - 27,550,466 shares                             320       276
  Additional paid-in capital                        227,273   187,965
  Accumulated other comprehensive loss               (2,720)   (2,171)
  Accumulated deficit                                (9,569)  (29,507)
                                                   --------- ---------
     Total stockholders' equity                     250,206   191,922
  Commitments and contingencies
                                                   --------- ---------
                                                  $ 440,157 $ 384,220
                                                   ========= =========


    CONTACT: Energy Partners, Ltd., New Orleans
             Al Petrie, 504-799-1953
             alpetrie@eplweb.com